FOR IMMEDIATE RELEASE

For information, contact: Chris Sullivan Chief Financial Officer Pegasystems Inc. (617) 374-9600, ext. 6020 chris.sullivan@pega.com	Beth Lewis Director, Investor and Public Relations Pegasystems Inc. (617) 374-9600, ext. 6077 beth.lewis@pega.com

Pegasystems Reports First Quarter Revenue of $24.2 Million
License revenue grows 13% over first quarter 2004

CAMBRIDGE, Mass., April 28, 2005 – Pegasystems Inc. (Nasdaq: PEGA) today announced its first quarter 2005 results, reporting revenue of $24.2 million, down slightly from the prior year. License revenue was up 13% over first quarter 2004 to $10.9 million while services revenue was $13.3 million, down 11% over first quarter 2004. As anticipated, first quarter net income was slightly above break-even due to reduced services margin, planned investment in sales and marketing as well as severance expense.

First Quarter 2005 Financial Performance
(In millions, except per share data and percentages)	Quarter
	Q1 2005	Q1 2004
Total Revenue	$24.2	$24.7
License Revenue	$10.9	$9.7
% of Total Revenue	45%	39%
Services Revenue	$13.3	$15.0
% of Total Revenue	55%	61%
Pre-tax Income	$0.2	$2.7
Provision for Income Taxes	$0.1	$0.9
Net Income	$0.1	$1.7
Earnings Per Share, Basic and Diluted	$0.00	$0.05

Alan Trefler, Chairman and CEO commented, “We signed three new customers, representing market areas new to Pegasystems. For an international mobile communications customer we will be providing our software as the foundation to consolidate internal support systems the company inherited through acquisitions; for a federal government contractor we will be providing BPM software in support of developing, implementing and maintaining a federal payments program; and for a veterinarian pharmaceuticals company we are providing BPM software in support of best-in-class processes for its customer service operations. During the quarter we also expanded relationships with a national insurance company and with a leading provider of on-line services. Although the market for software remains extremely tough, customers recognize the value of a BPM solution that can close the execution gap between management’s objectives and the systems necessary for implementation.

“We continue to strengthen our partner relationships including attendance by more than 60 partner representatives at our February Sales Kick-Off and participation in a number of IBM events including IBM’s Software University, IBM’s Financial Services Americas Kick-off and IBM Partnerworld. We received continued recognition from Gartner during the first quarter of the year in both the Business Rules and Customer Service and Support reports. We have also strengthened our participation in industry standards activities including validation on the IBM Grid for our J2EE BPM suite and membership in the Eclipse Foundation in support of the implementation of a universal development platform.”

Chris Sullivan, CFO, commented, “The first quarter’s revenue and net income were largely in line with our expectations. License revenue was up from the prior year with new customers driving 11% of total revenue. Although total services revenue was down year over year, it is important to note that services revenue in the first quarter of 2004 benefited from the completion of two unusually large fixed price contracts. Cash flow from operations in the first quarter was $12 million, up significantly from a year ago.

“Customer license signings in the first quarter of 2005 decreased significantly from the strong fourth quarter of 2004, and will need to improve substantially during the second and third quarters of 2005 in order to achieve our 2005 projected financial results. We are reiterating our 2005 guidance for revenue and earnings per share. For 2005, we anticipate full year revenue between $97 and $105 million, with revenues and earnings weighted to the latter part of 2005. We expect license revenue to be driven primarily through sales of perpetual licenses. Any license revenue growth from term license renewals is likely to be modest. We are committed to becoming the leader in BPM software and are therefore planning to invest more heavily in sales and marketing in 2005. We believe this investment will better position Pegasystems to achieve accelerated growth in future years, but we also anticipate it will result in lower profit before tax in 2005 compared to 2004. We expect full-year 2005 earnings per diluted share to be between $0.05 and $0.15. Cash flow from operations is expected to be in the range of $12 to $20 million, depending primarily on the revenue achieved in 2005.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Friday, April 29, 2005. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international).

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section, Audio Archives link.

About Pegasystems
Pegasystems Inc. (Nasdaq: PEGA) provides software to automate complex, changing business processes. Our Business Process Management (BPM) solutions provide organizations with the agility critical to managing growth, productivity and compliance. Our solution unifies pure-play BPM software with a sophisticated Business Rules Engine to drive business effectiveness. This patented technology enables organizations to “build for change” and overcome the execution gap that occurs as evolving business objectives outpace the ability of business systems to respond.

Pegasystems’ BPM suite offers standards-based technology built in a rapid-solution development environment. Our BPM solution combines the capability to solve a full range of business process challenges with the opportunity to leverage existing technology investments. By enabling business process responsiveness, Pegasystems makes it easier for people and systems to work together.

Pegasystems’ award-winning BPM suite is complemented with best-practice solution frameworks based on more than 20 years of experience helping Fortune 500 and other leading corporations in the financial services, insurance, healthcare, manufacturing and government markets.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2005 revenue, pre-tax income, earnings per diluted share, cash from operations and future mix of license and services revenue. The words “believe,” “expect,” “likely,” “anticipate,” “plan” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of April 28, 2005. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to April 28, 2005.

PEGASYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share-related data)

	March 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$31,023	$20,905
Short-term investments	76,354	76,455

Total cash and short-term investments	107,377	97,360
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2005 and 2004 .	18,882	15,528
Short-term license installments	28,670	31,358
Prepaid expenses and other current assets	1,517	1,236

Total current assets	156,446	145,482
Long-term license installments, net of unearned interest income	35,960	44,344
Equipment and improvements, net of accumulated depreciation and amortization	1,676	1,586
Acquired technology, net of accumulated amortization	292	379
Other assets	117	118
Goodwill	2,346	2,346

Total assets	$196,837	$194,255

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued payroll related expenses	$5,146	$7,888
Accounts payable and accrued expenses	9,219	9,502
Deferred revenue	15,861	9,114
Current portion of capital lease obligation	99	98

Total current liabilities	30,325	26,602
Long-term deferred income taxes	1,480	1,480
Capital lease obligation, net of current portion	140	165
Other long-term liabilities	914	808

Total liabilities	32,859	29,055

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and Outstanding	—	—
Common stock, $.01 par value, 70,000,000 shares authorized; 35,931,224 shares and 36,076,649 shares issued and outstanding in 2005 and 2004, respectively	359	361
Additional paid-in capital	121,323	122,152
Stock warrant	249	249
Retained earnings	41,362	41,289
Accumulated other comprehensive income (loss):
Net unrealized loss on investments available-for-sale	(584)	(267)
Foreign currency translation adjustments	1,269	1,416

Total stockholders’ equity	163,978	165,200

Total liabilities and stockholders’ equity	$196,837	$194,255

PEGASYSTEMS INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended March 31,
	2005	2004
Revenue:
Software license	$10,880	$9,663
Services	13,350	14,993

Total revenue	24,230	24,656

Cost of revenue:
Cost of software license	88	88
Cost of services	7,547	6,651

Total cost of revenue	7,635	6,739

Gross profit	16,595	17,917

Operating expenses:
Research and development	5,025	5,484
Selling and marketing	8,933	7,818
General and administrative	3,337	2,936

Total operating expenses	17,295	16,238

Income (loss) from operations	(700)	1,679
Installment receivable interest income	564	707
Other interest income, net	625	303
Other income (expense), net	(316)	(7)

Income before provision for income taxes	173	2,682
Provision for income taxes	100	940

Net income	$73	$1,742

Earnings per share, basic and diluted	$0.00	$0.05
Weighted average number of common shares outstanding, basic	36,044	35,390
Weighted average number of common shares outstanding, diluted.	36,829	37,121

PEGASYSTEMS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2005	2004

Cash flows from operating activities:
Net income	$73	$1,742

Adjustment to reconcile net income to cash flows from operating activities:
Stock option income tax benefits	11	374
Deferred income taxes	—	350
Depreciation, amortization and other non-cash items	396	288

Change in operating assets and liabilities:
Trade accounts receivable and license installments	7,697	3,836
Prepaid expenses and other current assets	(290)	(111)
Accounts payable and accrued expenses	(2,756)	(2,874)
Deferred revenue	6,747	(310)
Other long-term assets and liabilities	105	19

Cash flows from operating activities	11,983	3,314

Cash flows from investing activities:
Purchase of investments	(14,088)	(12,595)
Maturing and called investments	2,000	11,445
Sale of investments	11,575	1,247
Purchase of equipment, furniture and improvements	(311)	(413)

Cash flows from investing activities	(824)	(316)

Cash flows from financing activities:
Payments under capital lease obligations	(24)	—
Exercise of stock options	89	1,486
Repurchase of common stock	(931)	—

Cash flows from financing activities	(866)	1,486

Effect of exchange rate on cash and cash equivalents	(175)	19

Net increase in cash and cash equivalents	10,118	4,503
Cash and cash equivalents, beginning of period	20,905	67,989

Cash and cash equivalents, end of period	$31,023	$72,492